Exhibit 10.1

OFFICER SERVICES AGREEMENT

This Officer Services Agreement (this "Agreement") is entered into as of September 28, 2026 between Velo3D, Inc., a Delaware corporation (the "Company"), and KongBasileConsulting LLC ("KBC").

RECITALS

A. The Board of Directors of the Company (the "Board") has appointed Terence P. Wynn (the "Officer"), an employee of KBC, as the Company's Interim Chief Financial Officer and has designated him as the Company's principal financial officer and principal accounting officer, in each case effective September 28, 2026.

B. The Officer will remain an employee of KBC, and KBC will furnish his services to the Company on the terms set out in this Agreement.

C. KBC also provides the Company with accounting, financial reporting and related consulting services, including assistance with the preparation of the Company's financial statements and periodic reports, under a separate engagement agreement between the parties dated January 25, 2021 (the "Engagement Agreement"). This Agreement governs only the services of the Officer in his capacity as an officer of the Company.

The parties agree as follows.

1. OFFICER SERVICES. KBC will furnish the Officer to the Company to serve as its Interim Chief Financial Officer, principal financial officer and principal accounting officer, and to perform the duties of those offices as determined by the Board and the Company's Chief Executive Officer (the "Officer Services").

2. RELATIONSHIP TO THE ENGAGEMENT AGREEMENT. This Agreement governs the Officer Services exclusively. Neither the Engagement Agreement nor its standard terms and conditions applies to the Officer Services, and the Officer Services do not constitute services provided under the Engagement Agreement. The Engagement Agreement continues in full force and effect with respect to all other services provided by KBC to the Company.

3. AUTHORITY AND DIRECTION.

(a) The Officer is an officer and agent of the Company with full authority to act on the Company's behalf, to bind the Company, and to execute filings, certifications, representations, agreements and instruments on the Company's behalf, in each case in accordance with the Company's governing documents and the resolutions of the Board.

(b) In performing the Officer Services, the Officer acts solely for, and under the direction of, the Board and the Chief Executive Officer, and not under the direction or control of KBC. KBC has no authority over the manner, timing, place or content of the Officer Services, and will not direct, instruct, influence or attempt to influence the Officer in the exercise of his duties as an officer of the Company.

(c) Nothing in this Agreement makes the Officer an employee of the Company for payroll, tax or benefits purposes. He remains an employee of KBC, and KBC remains solely responsible for his wages, withholding, workers' compensation and employee benefits.

(d) The Company will not require the Officer to execute any certification, representation or sub-certification without a reasonable basis to do so, and will provide the information and access he reasonably requires in order to form that basis.

4. AVAILABILITY AND EXCLUSIVITY. KBC will make the Officer available to the Company as reasonably required to perform the duties of the offices and will not assign him to any other KBC client or matter without the Company's prior written consent. KBC will not remove, reassign or reduce the availability of the Officer without at least sixty (60) days' prior written notice to the

Exhibit 10.1

Company and the Company's prior written consent. That notice and consent requirement does not apply if the Officer dies, becomes disabled, resigns, takes leave of more than thirty days or ceases employment with KBC, in which case KBC will notify the Company promptly and, if the Company requests, use reasonable efforts to propose a qualified candidate for the Board's consideration. The parties acknowledge that only the Board may elect an officer of the Company, and no fee accrues under Section 5 in respect of any period during which KBC is not furnishing the Officer.

5. FEES. The Company will pay KBC a fee of $32,500 per month for the Officer Services, prorated for any partial month, invoiced on the first day of each month and due upon receipt. The fee is not subject to any overtime multiplier or administrative or expense uplift, and no portion of it is contingent or success-based. Pre-approved out-of-pocket expenses will be reimbursed at cost against documentation reasonably acceptable to the Company. KBC will invoice the Officer Services separately from all other services it provides to the Company. If the Officer Services in practice require materially more time than the parties presently expect, measured over a full calendar quarter, the parties will discuss the fee in good faith. Any change to the fee requires the approval of the Company's Compensation Committee, and neither party is obliged to agree a change. Absent agreement, the fee and KBC's obligations under Section 4 continue unchanged.

6. TERM AND TERMINATION. This Agreement commences on September 28, 2026 and continues until terminated in accordance with this Section. The Company may terminate this Agreement at any time on written notice to KBC. KBC may terminate this Agreement on not less than sixty (60) days' prior written notice to the Company. The Board may remove the Officer from office at any time, with or without cause. This Agreement terminates automatically, without notice, on the date the Officer ceases for any reason to serve as an officer of the Company, and no fee accrues under Section 5 in respect of any period after that date. Removal of the Officer from office does not terminate the Engagement Agreement. Termination of the Engagement Agreement does not terminate this Agreement, and termination of this Agreement does not terminate the Engagement Agreement. KBC may also terminate on written notice if the Company materially breaches this Agreement, including Sections 3(d) and 8, and does not cure within ten (10) business days. The Officer's inability to execute a certification is not, of itself, such a breach. Any termination under this sentence and the preceding sentence takes effect on the earlier of thirty (30) days after notice and the Board's designation of a successor principal financial officer, and KBC will continue to make the Officer available under Section 4 until it does. Nothing in this Agreement requires KBC or the Officer to perform an unlawful act, and KBC may immediately suspend only the affected conduct if continued performance would be unlawful.

7. ALLOCATION OF LIABILITY FOR THE OFFICER SERVICES.

(a) The Officer performs the Officer Services in his capacity as an officer of the Company and not under KBC's direction or control. Accordingly, KBC has no liability to the Company for any act or omission of the Officer in performing the Officer Services, and the Company will not assert any claim against KBC in respect of any such act or omission.

(b) Section 7(a) does not limit, and KBC remains fully liable for each of the following:

(i) any breach by KBC of this Agreement, including Sections 3(b), 4, 10 and 11;

(ii) KBC's own negligence, gross negligence, willful misconduct or fraud, and that of its personnel other than the Officer acting in his officer capacity;

(iii) any act or omission of KBC or any of its personnel, other than the Officer acting in his capacity as an officer of the Company, in performing services under the Engagement Agreement; provided that no act or omission constituting Officer Services will be treated as a Service under the Engagement Agreement solely because it relates to the same subject matter as, or involves coordination with, Services performed by KBC under the Engagement Agreement; and

Exhibit 10.1

(iv) any failure by KBC to disclose to the Company, before the date of this Agreement, any fact concerning the Officer that KBC knew and that would reasonably be expected to be material to the Company's decision to appoint him.

(c) Indemnification of KBC.

(i) Subject to paragraphs (ii) and (iii), the Company will indemnify KBC against any third-party claim, and reasonable costs of defending it, to the extent arising out of (A) the Officer's authorized performance of the Officer Services, (B) information supplied by the Company that is inaccurate or incomplete, (C) the Officer's good-faith reliance on information or instructions provided by the Company, or (D) matters predating the Officer's appointment, but only to the extent the claim arises from the Officer's authorized review, correction, reporting or handling of those matters. The Company will advance or pay reasonable defense costs as incurred, subject to repayment if finally determined not indemnifiable.

(ii) The indemnity in paragraph (i) does not apply to, and KBC remains solely responsible for, (A) any matter for which KBC remains liable under Section 7(b), (B) services performed by KBC under the Engagement Agreement, whether before or after the date of this Agreement, (C) KBC's own negligence, gross negligence, willful misconduct or fraud, and (D) any material breach by KBC of this Agreement.

(iii) KBC's aggregate liability to the Company for breach of this Agreement or ordinary negligence is limited to an amount equal to twelve (12) months of the fee payable under Section 5, and neither party will be liable to the other for consequential, punitive or lost-profit damages. This twelve (12)-month cap applies to KBC's breach of this Agreement, ordinary negligence, breach of its availability obligations under Section 4, breach of its cooperation obligations under Section 11, and other routine contractual claims.

Notwithstanding the foregoing, KBC's aggregate liability for (A) a material breach of Section 10 or Section 3(b), (B) a negligent failure by KBC to disclose a fact concerning the Officer as described in Section 7(b)(iv), and (C) reasonable costs arising from a restatement or from a regulatory investigation or proceeding, in each case to the extent directly caused by KBC's material breach or negligence, is limited to $1,000,000 in the aggregate in lieu of the twelve (12)-month cap.

Neither the twelve (12)-month cap nor the $1,000,000 cap applies to (1) KBC's fraud, gross negligence or willful misconduct, (2) the Company's liability under Section 7(c)(i), or (3) any liability that cannot be limited under applicable law. Liability in respect of services performed by KBC under the Engagement Agreement is governed exclusively by the Engagement Agreement and is neither capped nor uncapped under this Agreement. No claim is subject to the $1,000,000 cap in lieu of the twelve (12)-month cap, or excluded from both caps, solely because it is brought by, or seeks amounts payable to, a third party; a third-party claim is subject to the $1,000,000 cap or is uncapped only if and to the extent it arises from conduct described in this paragraph as subject to that cap or as uncapped. (iv) Nothing in this Section limits the obligations or liability of the Officer, who is not a party to this Agreement.

8. INDEMNIFICATION AND INSURANCE OF THE OFFICER. The Company will enter into its standard form of indemnification agreement with the Officer and will cover him under its directors' and officers' liability insurance policies on the same basis as its other executive officers, in each case subject to the terms of those agreements and policies and to applicable law. Before the Officer Services begin, the Company will provide the Officer's indemnification agreement and evidence of applicable directors' and officers' liability insurance coverage. Advancement of expenses and continuation of coverage are as provided in that indemnification agreement and the applicable policies.

9. KBC INSURANCE. KBC will maintain professional liability insurance of not less than $1,000,000 per claim and will provide certificates of insurance on request and prompt written notice of cancellation or material change. Such insurance does not expand KBC's liability under this Agreement or replace the Company's directors' and officers' insurance, indemnification or advancement obligations.

Exhibit 10.1

10. CONFIDENTIALITY AND SECURITIES COMPLIANCE. KBC will hold the Company's confidential information and all material non-public information concerning the Company in strict confidence and will use it solely in the performance of this Agreement. KBC will comply, and will cause its personnel with access to such information to comply, with the Company's Regulation FD policy and insider trading policy. The Company will provide copies of those policies to KBC for distribution to relevant personnel.

11. COOPERATION. KBC will cooperate with the Company's independent registered public accounting firm and the Audit Committee of the Board and will furnish such information concerning this Agreement and the Officer Services as either may reasonably request. The Company will provide complete and accurate information reasonably required for the Officer Services, and KBC and the Officer may reasonably rely on it except where they know of a material error or facts would cause a reasonable person in their position to question it.

12. EFFECTIVENESS. This Agreement is conditioned upon, and becomes effective only upon, the Board's appointment of the Officer as Interim Chief Financial Officer and its designation of him as the Company's principal financial officer and principal accounting officer. If that appointment has not occurred by October 15, 2026, this Agreement is void and of no effect.

13. GENERAL. This Agreement is the entire agreement between the parties with respect to the Officer Services and supersedes all prior discussions relating to that subject matter. It may be amended only by a writing signed by both parties. It is governed by the laws of the State of California, without regard to its conflict of laws principles, and may be executed in counterparts, including by electronic signature. The Officer is an intended third-party beneficiary of Sections 3 and 8. Accrued payment obligations and the parties' rights and obligations concerning indemnification, advancement, liability limitations, directors' and officers' insurance, confidentiality, and records survive termination of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

VELO3D, INC.

By: /s/ Arun Jeldi_______

Name: Arun Jeldi

Title: Chief Executive Officer

KONGBASILECONSULTING LLC

By: /s/ Stanley Kong________

Name: Stanley Kong

Title: Principal